Exhibit 99.1
Lev Pharmaceuticals Submits
Biologics License Application for Cinryze™

First company to submit licensing application to the FDA
for the acute treatment of HAE

New York, NY, July 31, 2007—Lev Pharmaceuticals, Inc. (“Lev”) (OTC Bulletin Board: LEVP.OB) today announced that it has submitted a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) seeking approval of its C1 inhibitor, proposed to be marketed as Cinryze™, for the acute treatment of hereditary angioedema (HAE). Lev is the first company to submit a licensing application for the acute treatment of HAE in the United States. The FDA has sixty days to determine whether the BLA is sufficiently complete to be filed for substantive review.

"Today's filing is an important milestone for Lev and reflects our commitment to provide relief for patients with this rare, debilitating and life-threatening illness," said Joshua D. Schein, Ph.D., Lev’s Chief Executive Officer. “We believe CinryzeTM potentially represents a significant advancement in the management of HAE in the U.S. and in improving the lives of patients suffering from this disease.”

Commenting on the BLA filing, Anthony Castaldo, President, U.S. HAE Association said, "HAE patients in the United States are excited about the prospect of finally having access to C1 inhibitor, a treatment that addresses a tragic and longstanding unmet medical need, and would, if approved, put U.S. HAE patients on par with European HAE patients who have had C1 inhibitor therapy available to them for over three decades.”

Lev is developing Cinryze™ (C1 inhibitor) as a comprehensive replacement therapy for the treatment of HAE, or C1 inhibitor deficiency, a potentially life-threatening genetic disease characterized by recurrent attacks of inflammation. Lev is developing Cinryze™ both for the treatment of acute HAE attacks and as a prophylactic therapy to prevent HAE attacks.

In March, Lev announced the successful completion of its pivotal Phase III clinical trial for the acute treatment of HAE, in which the protocol-defined primary endpoint was achieved, indicating a clinically and statistically significant reduction in the time to relief of acute HAE symptoms. There is currently no FDA-licensed acute therapy for HAE in the United States.

Lev reiterated that top-line results from the prophylactic portion of its Phase III study are expected to be made available during the second half of this year. If positive and supportive, such data may be submitted as an amendment to the BLA to seek an expanded label indication for Cinryze™ to include the prevention of HAE attacks.

About Hereditary Angioedema

HAE is a genetic disorder characterized by recurrent attacks of inflammation affecting the hands, the feet, the face, the abdomen, the urogenital tract and the larynx. The inflammation can be disfiguring, debilitating, or, in the case of laryngeal attacks, life-threatening. HAE is caused by a deficiency of the plasma protein C1 inhibitor. While there is no approved acute therapy for the condition in the United States, replacement therapy with C1 inhibitor has been used to treat HAE in Europe for more than 30 years. There are estimated to be 10,000 people with HAE in the United States.

About Lev Pharmaceuticals, Inc.

Lev is a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases. Lev’s C1 inhibitor, proposed to be marketed as CinryzeTM, has been granted orphan drug status for the treatment and prevention of HAE, potentially securing, upon approval, market exclusivity for seven years. Lev has also received fast track designation status from the FDA, which facilitates the development and expedites the review of drugs and biologics intended to treat serious or life−threatening conditions and that demonstrate the potential to address unmet medical needs. Lev is also evaluating the development of C1 inhibitor for the treatment of acute myocardial infarction, or heart attack, and selective other diseases and disorders in which inflammation is known or believed to play an underlying role.

For more information about Lev or C1 inhibitor for the treatment of HAE, please contact Lev directly at 212-682-3096, or visit Lev’s website at www.levpharma.com. Additional information on HAE can be obtained from the U.S. Hereditary Angioedema Association at www.haea.org.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to new information arising out of clinical trial results, our heavy dependence on the success of CinryzeTM, our dependence on our suppliers, our dependence on third parties to manufacture CinryzeTM, obtaining regulatory approval to market CinryzeTM; market acceptance of CinryzeTM, maintaining the orphan drug status associated with CinryzeTM, the risks associated with dependence upon key personnel, and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the "Risk Factors that May Affect Results" section of our filings with the SEC. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

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Contact:
Jason Tuthill, Director, Investor Relations
Lev Pharmaceuticals, Inc.
675 Third Avenue, Suite 2200
(212) 850-9130
jtuthill@levpharma.com